Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Apollo Endosurgery, Inc. (the “Company”), of our report dated February 22, 2022, relating to the consolidated financial statements of the Company, which report expresses an unqualified opinion, appearing in the Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ Moss Adams LLP

Dallas, Texas
February 23, 2022